                                                                       EXHIBIT 1


Media Contact:       Gale L. Griffin   (201) 894-2407
                     Vice President, Corporate Communications

Analyst Contact:     Bernard H. Kastory   (201) 894-2837
                     Senior Vice President, Finance and Administration


BESTFOODS PROJECTS HIGHER GROWTH RATES FOLLOWING 1997 CORN REFINING SPIN-OFF; COMPANY TO REPURCHASE 860,000 SHARES BY MID-YEAR

ENGLEWOOD CLIFFS, NJ, February 18, 1998 -- Bestfoods fully expects to accelerate its 10.6% operating income growth rate, as a result of the recently completed spin-off of corn refining operations, C. R. Shoemate, chairman and chief executive officer of Bestfoods, told the Consumer Analysts Group of New York at their meeting in Naples, Florida, today.

         Bestfoods comprises the consumer foods businesses of the former CPC International, which spun off its corn refining operations at the end of 1997. The 10.6% annual growth rate over a ten-year period was calculated, excluding special items, on a pro forma basis.

         Now, as a totally focused 100% consumer foods company, free of the volatility of the corn refining business, Bestfoods expects to exceed its 10.6% growth record, as the company implements its strategies in one industry instead of two, he said.

         The company expects that this improved earnings growth rate will translate into excellent total return to shareholders, Mr. Shoemate said. He pointed out that even as a two-industry company, CPC International had a strong track record compared to its 15-company food industry peer group. Over the last ten years, CPC achieved a total return to shareholders of 586% compared to the 491% average return of the food industry peer group and the 426% average return of the Standard & Poor's index. "We believe that Bestfoods, as a 100% consumer foods company, can continuously rank in the top quartile of the industry peer group in terms of total return," he said.

         Mr. Shoemate also announced that, having completed all spin-off activities, the company is today resuming repurchase of its shares. 860,000 shares remain of a five-million-share, three-year repurchase program. Shoemate said he expects that the full 860,000 shares will be repurchased by mid-year, 1998.

         Mr. Shoemate's presentation also included discussion of the global progress of the company's three worldwide core businesses -- savory products, chiefly under the Knorr brand; dressings, chiefly under Hellmann's; and foodservice -- and its baking business in the United States.

         The Knorr brand, he said, "is quite simply one of the greatest food brands in the world," Mr. Shoemate said. More than 80% of the company's $3 billion in sales from Knorr products come from number one or number two market positions in Bestfoods' 61 countries of operations. In Europe overall, Knorr is one of the top ten consumer foods brands.

         Bestfoods is the number one mayonnaise company in the world, Shoemate said. Its flagship brand, Hellmann's, has a 50% market share in the U.S. and equivalent strength in several European markets. In most of its other markets around the world Bestfoods' mayonnaises are a strong number one or number two. To illustrate the local power of this originally U.S. brand, Mr. Shoemate pointed out that in Argentina Hellmann's is one of the top ten of all brands in all industries in terms of consumer perception of quality.

         Mr. Shoemate announced that the company expects to begin producing mayonnaise in Russia during 1998. Late in 1997, the company signed an agreement to lease a building in Tula, south of Moscow. It will be converted to a mayonnaise-producing facility. The locally-produced mayonnaise will replace the Hellmann's mayonnaise the company has been importing into Russia from its Central European affiliates since 1993.

         Mr. Shoemate also discussed the company's foodservice business. He pointed out that the trend toward out-of-home eating simply opens another avenue for growth for Bestfoods, which has a strong global foodservice business. "We are not selling plastic forks and paper napkins. We are selling our premium branded products in large-size packs, as well as specially-formulated products for restaurant chain operators."

         Commenting on Bestfoods' baking business, Mr. Shoemate said that the company is pleased with the progress of the business, which was dramatically expanded in 1995 with the acquisition of the Entenmann's, Oroweat, Freihofer's, and Boboli brands. Operating income from baking increased 25% in the fourth-quarter of 1997 and 9% for the year, as the company continued to achieve synergies between the acquired and existing operations.

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. However, because of the risks and uncertainties that always exist in any operating environment or business, we cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon currency values, competitive pricing, economic conditions in our countries of operations, and other factors. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1997. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.